Exhibit 99.1

CITP Revises Fourth Quarter 2009 Guidance Upward

January 6, 2010

Contacts:	David L. Kerr	Amy Bobbitt
	Senior Vice President – Corporate Development	Senior Vice President & Chief
	713.386.1420	Accounting Officer
	dkerr@comsys.com	480.777.6680
abobbitt@comsys.com

COMSYS IT PARTNERS, INC. REVISES FOURTH QUARTER 2009 GUIDANCE UPWARD

HOUSTON, TX (January 6, 2010) – COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today revised its guidance upward for the fourth quarter of 2009.

The Company now expects to report revenue in a range of $170 million to $175 million for the fourth quarter and net income in the range of $5.3 million to $6.4 million, or approximately $0.25 to $0.30 per diluted share, up on a comparable basis from the Company’s earlier guidance of revenue in a range of $161 million to $166 million and net income in the range of $2.5 million to $3.6 million, or approximately $0.13 to $0.18 per diluted share.

For the year ended January 3, 2010, the Company now expects to report revenue in the range of $647 million to $652 million, and net income before restructuring charges in the range of $12.9 million to $14.0 million, or approximately $0.62 to $0.67 per diluted share, also up on a comparable basis from the previous full year guidance. The revised estimates are also based on an effective tax rate of approximately 6.4%.

Like our prior guidance, the revised net income and earnings per share estimates above exclude an expected reversal of a portion of restructuring expense previously recognized related to our Washington DC area lease, as well as any potential effects of our quarterly review of the recoverability of our deferred tax assets.

“The strengthening activity levels that we reported on in late October have continued through November and December,” said Larry L. Enterline, COMSYS Chief Executive Officer, “and we also expect to report a sequential increase in gross margins due to higher margins in our core staffing business and increased fee income in TAPFIN. As a result, earnings per share should be well above our previous range notwithstanding our continued spending in the fourth quarter on the business initiatives we have commented on throughout the year. Cash flow in the fourth quarter was also better than expected and we ended the year with less than $40 million of debt.”

About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 52 offices across the U.S. and offices in Puerto Rico, Canada and the U.K.  COMSYS service offerings include contingent and direct hire placement of IT professionals and a wide range of technical services and solutions addressing requirements across the enterprise.  TAPFIN Process Solutions delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.

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Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect our plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, including:

•	economic declines that affect our business, including our profitability, liquidity or the ability to comply with applicable loan covenants;

•	the financial stability of our lenders and their ability to honor their commitments related to our credit agreements;
•	regulatory changes that impose additional regulations or licensing requirements in such a manner as to increase our costs of doing business or restrict access to qualified technology workers;
•	the risk of increased tax rates;
•	adverse changes in credit and capital markets conditions that may affect our ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;
•	the financial stability of our customers and other business partners and their ability to pay their outstanding obligations or provide committed services;
•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;
•	the impact of changes in demand for our services or competitive pressures on our ability to maintain or improve our operating margins, including pricing pressures;
•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;
•	our success in attracting, training, retaining and motivating billable consultants and key officers and employees;
•
our ability to shift a larger percentage of our business mix into IT solutions, project management and business process outsourcing and, if successful, our ability to manage those types of business profitably;

•	weakness or reductions in corporate information technology spending levels;
•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;
•	the entry of new competitors into the U.S. staffing services and consulting markets due to the limited barriers to entry or the expansion of existing competitors in that market;
•	increases in employment-related costs such as healthcare and unemployment taxes;
•	the possibility of our incurring liability for the activities of our billable consultants or for events impacting our billable consultants on our clients’ premises;
•	the risk that we may be subject to claims for indemnification under our customer contracts;
•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of our operations; and
•	adverse changes to management’s periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and we cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to various factors, including the factors listed in this section and the “Risk Factors” section contained in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

CITP_F

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